EXHIBIT 10.2
FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE
2005 STOCK INCENTIVE STOCK PLAN
     This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of _______________, 2005, by and between Horizon Offshore, Inc. (“Horizon”) and ________________________ (the “Award Recipient”).
     WHEREAS, Horizon maintains the 2005 Stock Incentive Stock Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of Horizon (the “Committee”), may, among other things, grant restricted shares of Horizon’s common stock, $.001 par value per share (the “Common Stock”), to key employees of Horizon or its subsidiaries (collectively, the “Company”) as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate; and
     WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;
     NOW, THEREFORE, the parties agree as follows:
1.
AWARD OF SHARES
     Upon the terms and conditions of the Plan and this Agreement, the Committee as of the date of this Agreement hereby awards to the Award Recipient __________ restricted shares of Common Stock (the “Restricted Stock”), that vest, subject to Sections 2, 3 and 4 hereof, in installments as follows:

Number of Shares of
Scheduled Vesting Date	Restricted Stock
September 30, 2005	25%
First Anniversary Date	25%
Second Anniversary Date	25%
Third Anniversary Date	25%
2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK
     2.1 In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered prior to vesting. Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a stockholder of Horizon with respect to the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions declared thereon.

     2.2 If the shares of Restricted Stock have not already vested in accordance with Section 1 above, the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of: (a) the date on which the employment of the Award Recipient terminates as a result of the events specified in Sections 3(i), (ii) or (iii); (b) if permitted by the Committee in accordance with Section 3 below, retirement or termination by the Award Recipient; or (c) the occurrence of a Change of Control of Horizon, as described in Section 11.12 of the Plan.
3.
TERMINATION OF EMPLOYMENT
     If the Award Recipient’s employment terminates as the result of (i) death, (ii) Disability (as defined in the Employment Agreement referred to below) or (iii) Award Recipient’s termination by the Company pursuant to Section 4(c)(iv) of that certain Employment Agreement dated as of July ___, 2005 (the “Employment Agreement”) between Horizon and Award Recipient, all unvested shares of Restricted Stock granted hereunder shall immediately vest. Termination of the Award Recipient’s employment pursuant to Section 4(c)(iii) of the Employment Agreement shall automatically result in the termination and forfeiture of all unvested Restricted Stock. Unless the Committee determines otherwise in its sole discretion in the case of retirement of the Award Recipient or termination by the Award Recipient of the Award Recipient’s employment, termination of employment for any other reason, shall automatically result in the termination and forfeiture of all unvested Restricted Stock.
4.
FORFEITURE OF AWARD
     4.1 If, at any time during the Award Recipient’s employment by the Company or within 12 months after termination of employment, the Award Recipient breaches the terms of Sections 6(c) (if binding on the Executive pursuant to Section 6(c) of the Employment Agreement) or Section 6(d)(i) or (ii) of the Employment Agreement, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient breached the Employment Agreement and (i) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (ii) all unvested shares of Restricted Stock shall be forfeited.
     4.2 If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay or otherwise under the Employment Agreement). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company. Award Recipient and Horizon agree that the liquidated damages set forth herein are reasonable, and not a penalty, based upon the facts and circumstances of and known to them at the time of execution of this Agreement. The liquidated damages set forth herein are an addition to any other legal or equity remedies to which Horizon may be entitled for any violation of any part of Section 4 hereof or Section 6 of the Employment Agreement, including all remedies provided in the Employment Agreement and this Agreement, and any related plans, agreements or other documents, the right to obtain specific performance or injunctive or declaratory relief and all other legal and equitable remedies to which Horizon may be entitled.
     4.3 The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.
5.
STOCK CERTIFICATES
     5.1 The stock certificates evidencing the Restricted Stock shall be retained by Horizon until the lapse of restrictions under the terms hereof. Horizon shall place a legend, in the form specified in the Plan, on the stock certificates restricting the transferability of the shares of Restricted Stock.
     5.2 Upon the lapse of restrictions on shares of Restricted Stock, Horizon shall cause a stock certificate without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his nominee within 5 business days. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.
6.
DIVIDENDS
     Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient currently.
7.
WITHHOLDING TAXES
     At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to Horizon the amount of income tax withholding required by law. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Horizon withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

8.
ADDITIONAL CONDITIONS
     Anything in this Agreement to the contrary notwithstanding, if at any time Horizon further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Horizon. Horizon agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
9.
NO CONTRACT OF EMPLOYMENT INTENDED
     Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
10.
BINDING EFFECT
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.
11.
INCONSISTENT PROVISIONS
     The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such Plan prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

12.
GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
13.
SEVERABILITY
     If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Horizon intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14.
ENTIRE AGREEMENT; MODIFICATION
     The Plan, this Agreement and the Employment Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
     By Award Recipient’s signature below, Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Horizon Offshore, Inc.
By:
Name:
Title:

{Insert name}
Award Recipient

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